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                                  Exhibit 99


FOR IMMEDIATE RELEASE

Contact: (Investment Community) List Underwood (205) 801-0265
         (News Media) Jim Underwood (205) 326-5184

BIRMINGHAM, Ala., April 20, 2000 --- AmSouth Bancorporation (NYSE: ASO)
The Board of Directors of AmSouth Bancorporation today approved a plan to repurchase up to 35 million shares of its outstanding common stock over the next two years. The announcement was made by C. Dowd Ritter, president and chief executive officer of AmSouth, following the regularly scheduled Board of Directors meeting.

Ritter commented, "The share repurchases will allow us to manage our equity efficiently while at the same time maintaining our overall strong capital position."

The common shares may be repurchased in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares and may be reissued for various corporate purposes, including employee benefit programs. As of March 31, 2000, there were approximately 392 million AmSouth Bancorporation shares outstanding.

AmSouth's board of directors also declared a regular quarterly dividend of $.20 per common share, payable July 1, 2000, to shareholders of record as of the close of business on June 14, 2000.

AmSouth holds Moody's Investors Service's "Dividend Achiever" designation for increasing dividends for 29 consecutive years. In addition, Standard & Poor's includes AmSouth among its list of 32 "dividend aristocrats," defined as companies that offer above average long-term total-return potential as well as a measure of stability and security.

AmSouth is a regional bank holding company headquartered in Birmingham with $43.6 billion in assets, and more than 600 branch banking offices and 1,300 ATMs. As the 20th largest bank holding company in the nation, AmSouth has leading market positions in Tennessee, Florida, Alabama and Mississippi, and a presence in Louisiana, Georgia, Arkansas, Kentucky and Virginia. AmSouth is also a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, annuity and mutual fund sales, and trust asset management.